Exhibit 10.2

RMB Credit Loan Contract of Jilin Province Rural Credit Union

Contract No.： 20110228000647

Borrower (Party A): Jilin Hengchang Agricultural Development Co., Ltd

Domicile: 998Km of No. 102 Line, Gongzhuling Park.

Post code：136100

Legal Representative (Responsible person)：Wei Yushan

ID No.: 152322196510150014

Fax:

Tel：0434-6278415

Lender (Party B): Jilin Gongzhuling Rural Cooperative Bank Nanweizi Branch

Domicile: Nanweizi Street, Gongzhuling City

Post code: 136100

Legal representative (Responsible person): Liu Haibo

Fax:

Tel: 0434-6351318

Party A hereby applies for the loan to Party B and Party B agrees to release the loans to Party A. In accordance with the relevant laws, rules and regulations, this contract is hereby entered into by and between Party A and Party B through equal consultations, to be followed by two parties.

Article 1 Amount of the Loan

The loan amount Party A applies to Party B is RMB Twenty Million.

The Line of Credit amount in this contract is the highest RMB loan amount that Party B provides to Party A during the valid period stipulated in this contract. Within this credit amount, Party A can repeatedly utilize the credit as long as Party A’s outstanding loan principle does not exceed the highest limit under this contract. There is no restriction on the number of times or the amount of an individual loan, but Party A’s individual loan plus outstanding loan principle amount under this contract shall not exceed the highest credit limit.

This contract is called RMB line of credit loan, or to say, loans within the credit limit stipulated in this contract

Article 2 Valid period of the loan’s credit

Thevalid period of the loan’s credit begins fromFebruary 28, 2011 to February 27, 2014. The valid period of an individual loan within the valid period of the line of the credit shall not exceed 12 months after the valid period expiration date.

When line of credit expires, unused credit shall be automatically void.

An individual loan period refers to the period from the date of drawing the loan to the date of repaying the loan

Article 3 Purpose of the loan’s credit

Use of RMB Loan is subject to “Withdrawal Notice of RMB Loan” for the individual loan

Article 4 Loan Interest Rate, Default Interest Rate, Calculation and Settlement of the Interest

(I)	Loan Interest Rate

The interest rate of an individual loan under this contract is pre annual. The 2nd method below is adopted:

1.     Fixed interest rate, i.e. the benchmark interest rate from the value date shall be _____ upward (choose “upward” or “downward” fluctuation). Within the life of loan, the interest rate shall remain unchanged.

2.     Floating interest rate, i.e. the benchmark interest rate from the value date shall be 50% (“upward” or ~~“downward” fluctuation~~). The benchmark interest rate changes with the adjustment of national bank rate, the sliding scale will not change.

(II)	Penalty interest rate

The penalty interest rate for an individual loan is stipulated as follows:

1 Where Party A fails to use (misappropriate) the loan as specified in this Contract, the default interest rate shall be 100% higher than the interest rate of the loan. Where the interest rate of the loan is adjusted according to Sub-paragraph (2) of Paragraph 1 of this Article, the default interest rate shall be adjusted accordingly based on adjusted interest rate and floating margin.

2 The default interest rate for overdue payment under this Contract is 50% higher than the interest rate of loan. Where the interest rate of the loan is adjusted according to Sub-paragraph (2) of Paragraph 1 of this Article, the default interest rate shall be adjusted accordingly based on adjusted interest rate and floating margin.

3. Overdue payment or misappropriate use of loan shall be calculated compound interest based on default interest rate starting from the date of overdue payment or misappropriation.

4 Where the overdue repayment and misappropriation of the loan occur at the same time, the default interest and compound interest shall be charged based on its severity.

(III)   When the an individual loan is disbursed, two parties can agree the an individual loan interest rates separately on the withdrawal notice of the loan, but also can apply the loan interest rate for this Contract. If two parties can not reach an agreement after negotiation, Party B has the right to refuse to release loans.

(IV)	When the loan interest stipulated in this Article is inconsistent with withdrawal notice of the loan, withdrawal notice of the loan shall prevail.

(V)	The value date referred in this Article refers to the date that An individual loan’s capital is deposited into Party A’s designated account.

(VI)   The benchmark interest rate in this Article refers to the interest rate of the loan of the same level in corresponding period announced by the People’s Bank of China. If the People’s Bank of China does not announce the interest rate of the loan, benchmark interest rate refers to the interest rate of the loan acknowledged by the peer banks during the same day or the interest rate of the loan with the same level in corresponding period unless otherwise provided for by this contract.

(VII)  Calculation of interest

Interest of the loan is calculated from the date that the loan is transferred to the designated account of Party A. The interest of loan under this Contract shall be calculated on daily basis. The daily interest rate=yearly interest rate/360. If Party A fails to settle the interest at the agreed settlement date specified in this Contract, the compound interest shall be charged from the settlement date.

(VIII) Settlement of the Interest

1. To settle the loan with the fixed interest rate, its interest shall be calculated as the agreed interest rate. To settle the loan with floating interest rate, its interest shall be calculated as the determined multi-stage rate. When there is several floating interests with a single stage, interest of different floating period shall be added first and then the interests of settlement period shall be determined.

2．The 1st method shall be used to settle the interest of the loan under this Contract:

(1):	Settle the interest on a monthly basis. The settlement date is fixed to be the 20th day of each month

(2)	Settle the interest on a quarterly basis. The settlement date is fixed to be the 20th day of the last month of each quarter

(3)	Interest is settled along with the principal. The interest settlement date is the due date of life of loan

(4)	Othermethod

Article 5 Credit management

Party A, shall pay the management fees of payment credit, according to the __X__% of total loan within__X_ business day after the contract is signed. Party A pays once a year, period for less than one year is calculated as one year. The minimum management fee for credit is RMB___. Party B shall be entitled to directly transfer the management fee from Party B’s account.

Article 6 Use of credit

(I)    Within the effective credit period and limit, Party A may apply for loans individually as needed, two parties shall proceed the corresponding procedures. The amount, interest rate, term, use of each loan shall be subject to the “withdrawal notice of RMB loan ".

(II)   If the guarantor performs guarantee obligations according to the guarantee contract, the guaranteed amount that Party B has fulfilled warranty obligations shall be reduced against the credit amount. Party A can only use remaining credit after deductions.

(III)  Each time Party A applies for a loan with the amount no less than RMB _5__ million, with the period of no shorter than _120___ day, no longer than 12 months.

(IV) Apply the credit

When Party A uses the credit, it shall submit the application for using RMB credit and submit the application for an individual loan over RMB __5___ million.

(V)	Prerequisite conditions of releasing the loan

Only the following conditions have been continuously met, can Party B have obligation to release the loans except that Party B has wholly or partially given up those conditions.

1．Party A has gone through the relevant permit, registration, delivery, insurance and other legal procedures required by the loan under this Contract.

2．When the suretyship is required by this Contract, the suretyship that meets Party B’s requirement has been effective and continuously valid.

3    Party A has opened a bank account for drawing money and repayment as per Party B’s requirement.

4    Party B has received the Party A’s application for the credit and has checked and approved it.

5．Party A does not own Party B’s credit management fee, if necessary as per the Contract

6    Any breaching behaviors or any situations that may possibly hazard Party B’s claims as specified in this Contract have not happened on Party A

7    The release of loan under this Contract by Party B shall not be forbidden or restricted by any laws, rules and regulations nor any authoritative departments.

8    Other conditions

(1)  _______________________________________________

(2)  ____________________________________________________

Article 7 Repayment and interest settlement

(I)	Repayment

Party B is entitled to use the repaid amount on all of its advanced payment on behalf of Party A as specified in this Contract, and the expenses that Party B realizes its creditor's rights. The remaining repayment shall be used for repaying the interest at first and then for repaying the principal and the loan shall be paid off with the principal and interests at the due date. But for the loan whose principle and interest is 90 days overdue or loans that have been otherwise stipulated by law, rules and regulations, Party A shall repay the principal first and then interest later.

(II)	Interest settlement

Party A shall pay for interest due at the interest settlement date. The first date of settling interest is the first settlement date after the loan is released. The principal and interest shall be all cleared at the last repayment.

(III)	RepaymentPlan

Party A shall repay the principle of the loan as per the repayment plan in the Withdrawal Notice of RMB Loan.

(IV)	Method of Repayment

Before the repayment date specified in this Contract, Party A shall open an account at Party B and deposit sufficient amount of the current period to have Party B automatically deduct the debt (Party B is also entitled to transfer the amount from this account to repay the loan) or Party A can transfer the amount from Party B’s other account to repay the loan.

(V)	Repayment in Advance

To repay the principal in advance, Party A shall submit an application in writing to Party B in 1 business day advance. Upon the consent of Party B, Party A can repay partial or total principal in advance.

To repay the principal in advance, Party A shall be charged based on the actual days of using the loan and interest rate specified in Article 4 of this Contract.

Party B which agrees Party A to repay in advance is entitled to charge Party A compensation, which shall be determined as per the 1st method as follows:

1:	Compensation for repaying in advance is not necessary

2:	Compensation for repaying in advance is necessary

Compensation amount= principal amount repaid in advance × numbers of the month for advance repayment ×  %. The advance repayment time which is less than one month shall be calculated as one month.

If Party A advance repays the loan by installments, the partial principal shall be repaid in advance according to the reverse order of the repayment plan. The remaining unpaid loan shall be calculated as the interest rate specified in this Contract.

Article 8 Rights and Obligations of Party A

(I)	Rights of Party A

1    Party A is entitled to apply for Party B to release the loan as specified in this Contract.

2．Party A is entitled to request Party B to keep confidential for the financial materials and secrets of business production and management provided by Party A to Party B, except that is required by the law or regulations, by the competent authoritative  departments or otherwise stipulated by both parties.

3    Party A is entitled to refuse Party B and its staff to ask for bribe. Party A is entitled to report above behaviors or other Party B’s illegal behaviors of violating the country’s credit interest rate, service fee to the authoritative departments.

(II)	Obligations of Party A

1．Party A shall undertake all expenses regarding to drawdown and full repayment of principal and interest specified in this Contract.

2.   Party A shall use the loan as specified in this Contract

3. At Party B’s request, Party A shall provide Party B related financial and accounting materials and business production and operation materials of Party A, including but not limited to balance sheet as of the end of previous quarter, income statement as of the end of previous quarter (statement of revenues and expenditures for the public institutions) within the first 15 business day of first month of every quarter, and timely provide cash flow statement of the current year by the end of the year. Party A shall be responsible for the authenticity, completeness and effectiveness of the materials and shall not provide any materials that are fake or conceal the material operational and financial facts.

4.  Party A shall notify Party B in writing in 3 business days after changing the important registered items on the Administration for Industry and Commerce such as name, legal representative (person in charge), address, business scope, registered capital or the articles of association of the company and attach the relevant amended materials

5   Party A shall use the loan for the purpose as specified in this Contract and shall not misuse or misappropriate the loan or use the loan for illegal or regulation violating transaction; Party A shall accept Party B’s inspection and supervision on its production, business, financial activities and the use of the loan in a cooperative manner; Party A shall not withdraw the fund, transfer assets or take use of the related transaction to escape its liabilities to Party B; Party A shall not use fake contract with the related parties without actual transaction to discount on the bank with notes receivable and accounts receivables or to obtain bank financing or being offered the credit line.

6.  Party A shall abide by the relevant environmental protection regulations if conducting production, construction building with the loan under this Contract.

7.  Party A shall not provide guarantee with the assets due to the loan under this Contract to the third party before repaying all principal and interest of Party B or before getting the consent of Party B

8.  If Party A is a group client, it shall timely report Party B the related transaction, whose transaction amount accounts for more than 10% of its net assets, including

(1)	relationship with each related parties,

(2)	transacted items and nature,

(3)	transacted amount or corresponding proportion,

(4)	pricing policy (including the transaction with no amount or only nominal amount)

Article 9 Rights and Obligations of Party B

(I) Rights of Party B

1．Party B is entitled to request Party A to repay the principal, interest and expenses on schedule,

2．Party B is entitled to request Party A to provide relevant financial and business production and management materials

3．If Party A violates the Contract, Party B has right to stop Party A continuously using the Line of Credit Loan.

4．Perform all other rights and obligations as specified in this Contract.

(II) Obligations of Party B

1．Party B shall release the loan as the agreed amount in this Contract. The delay caused by Party A or other reasons that are not attributable to Party B is an exception.

2．Party B shall keep confidential for the financial materials and secrets of business production and management provided by Party A, except that is required by the law or regulations, by the competent authoritative departments or otherwise stipulated by both parties.

3．Party B shall not offer, ask for or receive bribe from the Party A or its staff.

4．Party B shall not have any behaviors of dishonesty or behaviors of impairing Party A’s legitimate interests.

Article 10 Liability for Breach and Remedial Measures under Critical Situation that Hazards Party B’s creditor rights

(I)	Liability for Party B’s Breach

1．Where Party B does not release the loan as specified in this Contract without justifiable reason, Party A can request Party B to continue to release the loan as specified in this Contract.

2．Where Party B charges interests and expenses that are forbidden by the country’s laws and regulations from Party A, Party A is entitled to request Party B to return those expenses.

(II)	Situation for Party A’s Breach

1	If Party A breaches any provisions of this Contract

2.	Party A has clearly expressed or shown by its conduct that it will not perform any of its obligations specified in this Contract.

(III) Situation that may hazard the creditor’s rights of Party B

1．Any of the prerequisite conditions that is necessary for Party B to release the loan has not been continuously met under this Contract:

2    Party B will consider that its creditor’s rights are hazarded if one of the following circumstances occurs: Party A conducts contracting, take-over, leasing, shareholding restructure, decrease of registered capital, investment, joint operation, merger, consolidation, acquisition restructure, spin-offs, joint venture. Or Party A is required to conduct suspension, termination, dissolution or bankruptcy, change of actual shareholder or transfer of significant assets, suspension, termination, or expensively fined by authoritative departments, revoked registration and business license, involved in material lawsuits, in exceptional difficulties in production and business management, has deteriorated financial conditions or inability to perform normal duties by legal representative or person in charge.

3     Party B considers that its creditor’s rights are hazarded if one of the following circumstances occurs: Party A fails to perform its liabilities due (including liabilities due to Jilin Province Rural Credit Union and its branches at all levels or any third parities), transfers assets at a low cost or no expenses, relieves its debts, neglects to perform its obligations or other rights or provide guarantee to the third party.

4.     If shareholders transfer the assets with the shareholding right to escape the debts and Party B thinks it might endanger the safety of creditor’s rights under this Contract.

5． Party B considers that its creditor’s rights are hazarded if one of the following circumstances occurs on the surety:

(1)   Violates any provisions of the guaranty contract or the stated or guaranteed facts are fake, false or have an important omission.

(2)  The suretyship ability maybe affected because the surety is conducting contracting, take-over, leasing, shareholding restructure, decrease of registered capital, investment, joint operation, merger, consolidation, acquisition restructure, spin-offs, joint venture, or required to conduct suspension, termination, dissolution or bankruptcy, change of actual shareholder or transfer of significant assets, suspension, termination, or expensively fined by authoritative departments, revoked registration and business license, involved in material lawsuits, in exceptional difficulties in production and business management, has deteriorated financial conditions or inability to perform normal duties by legal representative or person in charge.

(3)   Other circumstances that lose or may lose its suretyship ability

6． Party B considers that its creditor’s rights are hazarded if one of the following circumstances occurs on pledge or mortgage:

(1)  The pledged or mortgaged assets are damaged, lost or reduced in value caused by behaviors of the third person, state’s levy, confiscation, expropriation, withdrawal without compensation, relocation, any changes of the market condition or any other reasons

(2)  The pledged or mortgaged assets are confiscated, frozen, deducted for transfer, retained, auctioned, supervised by the administrative organizations, or have ownership disputes.

(3)  The pledgor or mortgagor violates any provisions of the pledge or mortgage contracts or its stated or guaranteed facts are fake, false or have an omission.

(4)  Other circumstances that Party B may consider to hinder the realization of its pledge right or mortgage right

7．The guarantee is not established, effective, valid, or revoked, or discharged. The surety violates or clearly expresses or shows by its behavior that the surety will not perform its suretyship liability, or the surety has partially or wholly lost its suretyship ability, or the value of collateral is reduced, or so that Party B may consider to hinder the realization of its creditor’s rights.

8．Other circumstances that Party B may consider to hinder the realization of its creditor’s rights.

(IV)	Remedial Measurement of Party B

Party B is entitled to exercise one or more rights as follows if any of the circumstances described in Paragraph 2 or 3 of this Article occurs:

    1．Stop releasing the loan

    2．Announce the loan is due immediately and request Party A to immediately repay all principal, interest and expenses due or undue under this Contract;

    3    Adjust, eliminate or terminate the Line of Credit Loan correspondingly or adjust the validity of credit.

    4．Party A fails to use the loan for the purpose specified in this Contract, the interest and compound interest for the misused loan shall be calculated based on the interest rate of default in the way of interest settlement as specified in this Contract from the date of using the loan to the date that all principal and interests are settled.

    5．For the principal and interest overdue (including partial or total principal and interest announced by Party B to be due in advance), from the date of overdue to the date that principal and interest have been cleared, the interest and compound interest of the loan shall be charged based on the interest rate of default in the specified way of settlement in the Contract.

The overdue loan refers to that Party A fails to repay the loan on schedule or fails to repay the loan within the time limit on the plan of principal repayment by installments

Party A shall be charged compound interest for the unsettled interest prior to the due date based on the interest rate and interest settlement method specified in this Contract.

6．Other remedial measures including but not limited to:

(1) Transfer RMB or other Currency of the corresponding amount from the bank account opened in any branches of the Jilin Province Rural Credit Union of Party A and not obliged to give an advance notification to Party A.

(2) Request Party A to provide new suretyship on all the liabilities under this Contract as per Party B’s requirement

(3) Terminate the Contract

Article 11 Other Provisions

(I)	Undertaking the expenses

All the expenses relating to this Contract and legal service, insurance, evaluation, registration, custodial, appraisal and notary that is related to suretyship under this Contract shall be borne by Party A, unless otherwise stipulated by two parties.

All expenses for Party B to realize its creditor’s rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, implementation fees, assessment fees, auction fees, notary fees, delivery service fees, announcement fees, lawyer fees, etc.) shall be borne by Party A.

If Party A gives up the loan after the Contract is signed, Party A shall assume all costs that Party B has paid due to signing this Contract, including but not limited to__________________

(II)	TheUse of Party A’s Information

Party A agrees that Party B can check Party A’s credit status from the People’s Bank of China and credit database established by the credit reporting authorities or relevant organizations or department and agrees Party B to provide Party A’s information to the People’s Bank of China and credit database established by the credit reporting authorities or relevant organizations or departments.

(III)	Collecting Overdue Payments by Announcement

If Party A defaults on the principal and interest of the loan, or has other breaching behaviors, Party B is entitled to report to relevant departments or organizations or collect overdue payment through news and media announcement.

(IV)	Effectiveness of Evidence Recorded by Party B

Except that there is reliable, confirmative adverse evidence, the internal accounting records related to principal, interest, fees and repayment records, bills and evidence related to the drawdown, repayment or interest settlement procedures made or kept by Party B, records and evidence that Part B urges Party A to repay the loan, all constitute a valid proof of creditor and debtor relationship between two parties. Party A shall not have discrepancy only because above records, bills, vouchers are kept or made unilaterally by Party B.

(V)	Rights reserved

The rights under this Contract do not affect or exclude any rights that Party B shall enjoy according to the law and regulations or other contracts. Any extension, toleration, favor to exercise any rights under this Contract or permit to delay of performance any obligation under this contract shall not be deemed as abandon of any rights or benefits under this Contract or permit or approval of any behaviors of breaching this Contract, nor limitation, hindrance or impeding to continue exercise its rights or other rights, nor leading that Party B shall undertake obligations and responsibilities to Party A.

(VI)   Except liabilities under this Contract, if Party A has other liabilities due to Party B, Party B is entitled to transfer corresponding amount in RMB or other currency from the account opened by Party A in any branches of Jilin Province Rural Credit Union to deduct debts of Party A. Party A agrees not to raise any objection.

(VII)  If Party A’s mailing address or contact information has any changes, Party A shall immediately notify Party B in writing and shall undertake any losses therefrom due to failure of timely notifying Party B.

(VIII) RMB Line of Credit Loan Application, Withdrawal Notice of RMB Loan, various certificates and other legal documents proving the debtor and creditor relationship are all parts of this Contract.

(IX)   Transfer the Amount Payable

For all amount payable by Party A under this Contract, Party B is entitled to transfer corresponding amount in RMB or other currency from the account opened by Party A in any branches of Jilin Province Rural Credit Union and does not need to notify Party A in advance. If any necessity to proceed with procedures of exchange, settlement and sales and foreign exchange transactions, Party A has an obligation to assist Party B to proceed with this procedures. The risk on exchange rate shall be borne by Party A.

(X)	Party A shall go to the branches of Party B to withdraw money, settle interest, repay the loan and other businesses related to this Contract; otherwise all consequences shall be undertaken by Party A

(XI)	Settlement of Disputes

Disputes arising from the performance of this contract by Party A and Party B shall be settled by them through negotiations. If negotiations fail in this purpose, method __1___ below shall be used for settlement.

1:	To resort to legal proceedings to settle the disputes at the court of the place where Party B is located.

2:	Submit________ Arbitration Committee for arbitration

During the lawsuit period, the articles not involved in the arbitration under this Contract shall still be performed.

(XII)	Conditions to affect the Contract

This Contract shall become effective after signature and seal of legal representative (Person in Charge) or authorized representative, plus official seal of the company by Party A and Party B.

(XIII)	This contract is made into____four_____original copies，which have the same legal effect

(XIV) Other Matters Agreed Upon

1	Party A who fails to repay and use the loan as per the stipulation shall voluntarily receive forceful execution by the law

2       Within the life of the loan, if the relevant certificates provided by Party A expires and can not be re-applied, two parties shall automatically terminate this Contract. Party B is entitled to recover the outstanding loans in advance.

Party A: Jilin Hengchang Agricultural Development Co., Ltd

Legal Representative (Responsible person) or authorized representative (signature): Wei Yushan

February 28, 2011

Party B (official seal)：Jilin Gongzhuling Rural Cooperative Bank Nanwaizi Branch

Legal representative (responsible person) or authorized representative (signature or personal name seal): Liu Haibo

February 28, 2011